EXHIBIT 10.1

SEPARATION AGREEMENT

Robert Platt (“Employee”) and Graham Corporation (“Company”) make the following agreement for the orderly separation of Employee’s employment with the Company and for the complete resolution of any and all disagreements, disputes or claims arising out of Employee’s employment and/or the separation of that employment.

1. Resignation. Effective the end of business January 9, 2013 (“Separation Date”), Employee hereby resigns from his employment with the Company and from any other positions (e.g., without limitation, as an officer or director), if any, he holds with the Company and/or its affiliates. The Employment Agreement between the parties, dated October 10, 2011 (the “Employment Agreement”), is also hereby terminated, effective January 9, 2013. Except as specifically provided below, all of Employee’s compensation and employment-related benefits will end on January 9, 2013. Employee will receive additional information regarding his rights, if any, to insurance continuation (at his expense) and his retirement benefits, if any. To the extent that Employee has such rights, nothing in this Agreement will impair them. Employee agrees that he has received all wages, benefits and all other amounts of any kind owing to him on account of his employment up to and including the Separation Date, less applicable deductions and withholdings, and that such amounts have been received and will be retained by him regardless of whether he signs or revokes this Agreement.

2. Separation Benefits. Subject to the terms and conditions of this Agreement, Employee shall receive from the Company the following, which includes sums of money and benefits to which Employee is not otherwise entitled:

a.	Regardless of whether Employee signs this Agreement, he shall receive a check for his base salary for the period January 1, 2013 through the Separation Date and a check in an amount equivalent to three (3) weeks at his base salary as of his Separation Date, as payment for accrued but unused vacation time available to Employee on the Separation Date. These payments will be made within ten (10) business days of the Separation Date. Employee will also receive reimbursement of expenses incurred up through the Separation Date that were as a result of conducting business activities on behalf of the Company, the reimbursement of which will be made per the Company’s expense reimbursement policy.

b.	If Employee signs and does not revoke this Agreement, he shall receive a separation benefit of six (6) months salary continuation at the highest salary rate in effect for the Employee during the one-year period prior to the Separation Date ($175,000.00 per annum), less applicable deductions and withholdings. Payment of this separation benefit shall be made on a monthly basis in accordance with the Company’s regular payroll practices and such payments shall commence with the first payroll period following the “Effective Date” of this Agreement, as defined in Section 14 below. However, the entire separation benefit shall be paid on or before December 31, 2013.

c.	If Employee signs and does not revoke this Agreement, he shall also receive an additional separation benefit of $42,750.00, which is equivalent to Employee’s target bonus under the Company’s Fiscal Year 2013 incentive compensation plan, for which Employee is not otherwise eligible by reason of his separation from service. Payment of this separation benefit shall be made on a monthly basis in six (6) equal monthly installments of $7,125.00 in accordance with the Company’s regular payroll practices and such payments shall commence with the first payroll period following the “Effective Date” of this Agreement, as defined in Section 14 below.

d.	For the purposes of this Agreement, “applicable deductions and withholdings” shall include, but shall not be limited to, any federal, state and/or local taxes required to be withheld from the amounts paid to Employee pursuant to this Agreement or otherwise due from the Company, and any other amounts that the Company may be legally required to deduct or that Employee has voluntarily elected to have deducted from his earnings.

e.	Employee agrees that he is not entitled to any other compensation (including, but not limited to, salary or bonuses) or benefits of any kind or description from the Company, or from or under any benefit plan sponsored by the Company, other than as described above and those in which he may already be vested.

f.	The benefits and compensation payable under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be administered and interpreted consistent with that intent. In particular, the separation benefits are intended to be exempt from Section 409A.

g.	Notwithstanding anything in this Agreement to the contrary, if at the time of the Employee’s separation from service with the Company he is a “specified employee” as defined in Section 409A, and any payment payable under this Agreement as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then the Company will make such payment on the date that is six months following Employee’s separation from service with the Company. The amount of such payment will equal the sum of the payments that would have been paid to Employee during the six-month period immediately following his separation from service had the payment commenced as of such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

h.	The Company makes no representations to Employee regarding the taxability and/or tax implications of this Agreement. Employee is solely responsible for any tax consequences associated with the payments made pursuant to this Agreement, including, but not limited to, any additional tax or penalty interest imposed by Section 409A. Employee agrees to defend, indemnify, reimburse and hold the Company harmless for any and all taxes, contributions, withholdings, fees, assessments, interest, costs, penalties and other charges that may be imposed on the Company by the Internal Revenue Service, the New York State Tax Department or any other federal, state or local taxing authority by reason of the payments above, the absence of withholdings and deductions made from certain payments above and/or Employee’s non-payment or late payment of taxes due, and Employee alone assumes all liability for all such amounts.

3. Return of Property. Employee agrees to immediately return to Company all property of the Company that is in his possession, including but not limited to any information (in whatever form) about the Company’s practices, procedures, finances, trade secrets, customer lists, potential customer lists, or product marketing. Such materials include but are not limited to all working papers, computer equipment, cell phones, credit cards, keys, passwords, documents, photographs, notebooks, strategic plans, computer programs, and all other confidential or proprietary materials (as well as all copies) relating in any way to the business of the Company and its subsidiaries and affiliates.

4. Complete Waiver/Release. Employee agrees that by signing this Agreement, he will give up his right to bring any legal claim against the Company, its agents, officers, shareholders, directors, employees, parents, subsidiaries, affiliates, employee benefit plans, successors and assigns (collectively referred to as the “Released Persons”) of any nature. The claims that Employee is giving up include, but are not limited to, claims related in any way, directly or indirectly, to his employment relationship with the Company, including his separation from employment. This Section 4 is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims that Employee may have against the Released Persons, except as specifically provided otherwise in this Agreement.

Specifically, Employee agrees to fully and forever release all of his legal rights and claims against the Released Persons, whether or not presently known to him and including future legal rights and claims if based in whole or in part on acts or omissions occurring before he executes this Agreement. Employee agrees that the legal rights and claims that he is giving up include, but are not limited to, his rights, if any, under all state and federal statutes that protect him from discrimination in employment, such as the Age Discrimination in Employment Act, as amended (ADEA), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans With Disabilities Act (ADA), the Equal Pay Act (EPA), the Genetic Information Nondiscrimination Act of 2008 (GINA), the New York Human Rights Law, and any similar State or local statute, regulation or order. Employee also agrees that the legal rights and claims that he is giving up include his rights, if any, for unpaid wages or benefits under State and Federal statutes such as the Employee Retirement and Income Security Act (“ERISA”), the Family and Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act (WARN), the New York State Labor Law (except minimum wage and unemployment claims), and any similar State or local statute, regulation or order.

Employee understands and agrees that the release provided in this Agreement also includes any and all claims for defamation; wrongful discharge; breach of contract (including employment contracts or collective bargaining agreements); breach of implied contract; breach of the covenant of good faith and fair dealing; tortious interference with business and/or contractual relationship (or prospective relationship); retaliatory discharge; whistleblower’s claims; estoppel of any kind; common-law intentional torts; intentional infliction of mental or emotional distress; discrimination, harassment and/or retaliation or wrongful action that has been or could have been alleged under the common law, any civil rights or equal opportunity employment law, or any other statute, regulation, ordinance or rule; and any claims for attorneys’ fees that exist or may exist as of the date that Employee signs this Agreement.

Employee also agrees that he waives and releases claims against the Released Persons relating to any oral or written agreement and/or contract of employment with the Released Persons, or any of them, express or implied, purporting to establish terms and conditions of employment or addressing termination of employment. If any contract or agreement of employment exists concerning the employment of Employee by the Company or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied, that contract or agreement is hereby terminated and is null and void. Notwithstanding the foregoing, the covenants and agreements in Sections 10 through 20 of the Employment Agreement survive termination of that Employment Agreement and execution of this Agreement. The covenants and agreements in Sections 10 through 20 of the Employment Agreement shall continue and shall not expire except as expressly set forth the in Employment Agreement, including but not limited to the non-competition, non-solicitation, and confidentiality covenants contained in Section 10 of the Employment Agreement.

This Waiver and Release includes, but is not limited to, a waiver, discharge and release by Employee of the Released Persons from any damages or relief of whatever nature or description, including, but not limited to, compensatory and punitive damages and equitable forms of relief, as well as any claim for attorney’s fees, expert witness fees, and/or costs and disbursements, which may arise from any of the claims waived, discharged or released.

The claims that Employee is giving up and releasing do not include his vested rights, if any, under any qualified retirement plan in which he participates, and his COBRA, unemployment insurance and workers’ compensation rights, if any. Nothing in this Agreement shall be construed to constitute a waiver of (i) any claims Employee may have against the Released Persons that arise from acts or omissions that occur after the date of Employee’s execution of this agreement, (ii) Employee’s right to file an administrative charge with any governmental agency alleging employment discrimination, (iii) Employee’s right to participate in any administrative or court investigation, hearing or proceeding, or (iv) any claim Employee cannot waive as a matter of law. Employee agrees, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge or court proceeding based upon alleged events occurring before the date of his execution of this agreement. In addition, the release of all claims set forth in this Section 4 does not affect Employee’s rights as expressly created by this Agreement, and does not limit his ability to enforce and/or to challenge the enforceability of this Agreement in an administrative agency and/or court of competent jurisdiction.

5. No Admission of Liability. Employee agrees that neither payment by the Company of the amounts set forth in Section 2, nor any other term or condition of the Agreement, shall be deemed, construed, or treated in any respect as an admission of any fault, wrongdoing, or liability on the part of the Company.

6. Remedies. Employee agrees that if he violates any of the terms of this Agreement, in addition to any other remedy that the Company may have in law or in equity, Employee shall be liable to the Company for any and all sums of money paid to Employee and the costs incurred by the Company in compliance with Section 2(b) and 2(c) of this Agreement. The Company’s enforcement of its rights under this Section will not affect the validity and enforceability of the release, discharge and waiver contained in this Agreement.

7. Confidentiality. Employee agrees to keep the terms and the existence of this Agreement completely confidential and shall not communicate or disclose any information concerning the existence or terms of this Agreement or provide a copy of this Agreement to anyone, except the United States Internal Revenue Service, the New York Department of Revenue, the United States Equal Employment Opportunity Commission, the New York State Division of Human Rights, the New York Department of Labor, or State or County Unemployment Authorities. Employee may disclose the terms of this Agreement to his lawful spouse, financial advisor, attorney, accountant or other professional advisor to whom he must make the disclosure in order for them to render professional services to him.

Employee and the Company also agree that neither shall disclose publicly or privately the circumstances surrounding the cessation of Employee’s employment except as may otherwise be required by law, statute, regulation, discovery process or order of any Court or other tribunal. Nor shall either party publicly or privately disparage the other or their predecessors, successors, assigns, affiliates, related entities, officers, directors, shareholders, agents, attorneys, employees or former employees.

Notwithstanding the foregoing, Employee understands that the Company has certain reporting obligations pursuant to SEC rules and regulations and nothing in this Agreement is intended to preclude the Company from fully complying with those obligations.

8. Future Employment. Employee agrees that neither he, nor anyone acting on his behalf, will apply for or seek employment with the Company in the future. Employee agrees that in the event he applies for or seeks employment with the Company in the future, the Company is under no obligation to consider that application and may deny said application based on this Agreement.

9. Interim Obligations. Employee understands and agrees that the obligations contained in Section 3, 7 and 8 above are material provisions of this Agreement, for which good and sufficient consideration is provided. However, Employee also acknowledges and agrees that those provisions could be undermined and/or rendered ineffective if he takes actions that would be violations of Section 7 of this Agreement after the Effective Date of this Agreement, between the date he was presented with a draft of this Agreement (January 9, 2013) and the Effective Date of this Agreement (the “Interim Period”). Accordingly, as a material inducement for the Company to enter this Agreement, Employee represents and warrants that, during the Interim Period, he did not and will not take any actions, directly or indirectly, that would be in violation of this Agreement if they occurred after the Effective Date of this Agreement. This includes, but is not limited to, failing to return and/or disclosing confidential and/or proprietary confidential information and/or disclosing the terms of this Agreement or the amounts or benefits to be paid under this Agreement (other than as allowed in Section 7).

10. Attorney Consultation. Employee represents and warrants that the Company hereby encourages and advises Employee, prior to signing this Agreement, to consult with an attorney of his choosing concerning all of the terms of this Agreement and the facts and circumstances of Employee’s separation from employment with the Company. By execution of this Agreement, Employee represents and warrants that he has had the opportunity to consult with an attorney of his choosing concerning all of the terms of this Agreement.

11. Review Period. Employee represents and warrants that the Company has given Employee a reasonable period of time, up to twenty-one (21) days, in which to consider the terms of this Agreement, and for the purpose of consulting with an attorney if he so chooses. A copy of this Agreement was first given to Employee on January 9, 2013. If this Agreement has been executed by Employee prior to the end of the twenty-one (21) day period, Employee represents that he has freely and willingly elected to do so. The parties agree that negotiations about and/or revisions to this Agreement after January 9, 2013, whether material or immaterial, do not restart the 21-day period. The Company reserves the right to withdraw its offer of this Agreement at any time after the expiration of the 21-day review period or if Employee takes actions during the Interim Period that would be in violation of Sections 3, 7 and/or 8 of this Agreement and/or Sections 10 through 20 of the Employment Agreement if they were taken after the Effective Date of this Agreement.

12. Voluntary Agreement. Employee represents and warrants that he has carefully read each and every provision of this Agreement and that he fully understands all of the terms and conditions of this Agreement. Employee represents and warrants that he enters into this Agreement voluntarily, of his own free will, without any pressure or coercion from any person or entity, including, but not limited to, the Company or any of its representatives.

13. No Waiver of Right to Enforce. Any failure of the parties at any time or times to enforce their respective rights under any provision of this Agreement shall not be construed to be a waiver of such provision or the right of Employee and/or Company to enforce such provision.

14. Revocation Period; Effective Date. After Employee has signed this Agreement, he will have an additional 7 calendar days in which to revoke his acceptance. If he does not revoke his acceptance, then the 8th day after the date of his signature will be the “Effective Date” of this Agreement, and he may not thereafter revoke it. To revoke this Agreement, Employee agrees to send written notice to: James R. Lines, President and Chief Executive Officer, 20 Florence Avenue, Batavia, New York 14020. If sent by mail, the revocation must be postmarked within the seven (7) calendar day period and sent via certified mail, return receipt requested. Employee acknowledges and agrees that if he exercises his right to revoke this Agreement, his resignation of employment will remain valid and effective on the Separation Date and he will not be entitled to the separation benefits in Sections 2(b) and 2(c).

15. Governing Law; Severability. Employee and the Company agree that this Agreement shall be construed by and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law provisions, except to the extent that the law of the United States governs any matter set forth herein, in which case such Federal law shall govern. The parties agree that, whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions, which shall be fully severable and given full force and effect. However, in the event the Complete Waiver and Release in Section 4 or any portion thereof is determined by any court, arbitrator or agency of competent jurisdiction to be unenforceable for any reason, then Company shall have the option to rescind this entire Agreement and immediately recover from Employee any payments made pursuant to Sections 2(b) and 2(c) above.

16. Counterparts. This Agreement may be executed in multiple originals, each of which shall be considered as an original instrument, but all of which together shall constitute one Agreement, and shall bind Employee, his heirs, executors, administrators, successors, assigns, and legal representatives, and the Company, its successors, assigns, and legal representatives. A photocopy or facsimile of the original document signed by all parties will have the same force and effect as the original.

17. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties and supersedes all prior oral and written agreements or understandings between the parties, except as otherwise specified herein. The terms of this Agreement may not be modified except by a writing signed by all parties.

For Graham Corporation:

/s/ James R. Lines	Date: January 31, 2013
James R. Lines
President and Chief Executive Officer

/s/ Robert Platt	Date: January 11, 2013
Robert Platt